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                                                                    Exhibit 99.1

Press Release
For Immediate Release


                        SECURITY CAPITAL PACIFIC TRUST
                                   Announces
               Closing of Homestead Village(R) Merger Agreement

     October 17, 1996 -- Security Capital Pacific Trust (New York Stock Exchange
Symbol: PTR) today announced the closing of the merger and distribution agreement under which its Homestead Village(R) properties have been spun off to a newly formed company, Homestead Village Incorporated (Homestead).

     PTR also announced that its Board of Trustees declared a distribution of all 9,485,727 shares of Homestead common stock and warrants to purchase an additional 6,363,789 Homestead common shares which PTR received in the spin-off. The distribution will be payable on November 12, 1996, to shareholders of record on October 29, 1996. The exact number of Homestead securities payable per PTR common share will depend on the number of PTR common shares outstanding on the distribution record date. Each PTR common shareholder as of the distribution record date will receive a maximum of .127974 shares of Homestead common stock and .085855 Homestead warrants per PTR common share, and a minimum of .113475 shares of Homestead common stock and .076128 Homestead warrants per PTR common share, plus cash for fractional shares and warrants.

     PTR is the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily properties in the growing markets of the western United States. PTR's primary objective is generating long-term, sustainable growth in per share cash flow. As of August 31, 1996, and giving effect to the Homestead spin-off, PTR's portfolio included 41,739 operating multifamily units, 5,663 units under construction and an estimated 6,125 units in planning. In addition, PTR owns land for future development of an expected 3,936 units.


FOR MORE INFORMATION, CONTACT:      K. Scott Canon
                                    (800) 982-9293
                                         or
                                    Gerard de Gunzburg
                                    (212) 838-9292